                                                                    Exhibit 99.1

        MEDIA CONTACT:   KEITH PRICE
                         330-796-1863
                         kprice@goodyear.com
        ANALYST CONTACT: BARB GOULD
                         330-796-8576
                         goodyear.investor.relations@goodyear.com

                         FOR IMMEDIATE RELEASE

#22671fi.403

               GOODYEAR REPORTS RESULTS FOR 2002'S FOURTH QUARTER

- NET LOSS PER SHARE, INCLUDING $6.17 NON-CASH CHARGE, IS $6.30 FOR THE FOURTH QUARTER

-    INTERNATIONAL UNITS SHOW CONTINUING IMPROVEMENT

     AKRON, Ohio, April 3, 2003 - The Goodyear Tire & Rubber Company today reported a net loss of $1.1 billion ($6.30 per share) for the fourth quarter of 2002, compared with a net loss of $174.0 million ($1.07 per share) in the fourth quarter of 2001. All per share amounts are diluted.

     The quarter's results reflect continuing improvement in the company's international tire business as well as its Engineered Products operation. Business conditions, and results, in North America remain weak.

     "The turnaround in six of our seven businesses continued in the fourth quarter," said Robert J. Keegan, Goodyear president and chief executive officer. "All four of our international tire businesses achieved a higher profit margin compared to a year ago, with margins more than doubling in three of those businesses. Our 2002 results, especially in our North American Tire business, are extremely disappointing."

     "However, we are beginning to make real and significant progress to improve those results. With new bank agreements now in place, we have the financial resources and stability necessary to support our turnaround," he said.

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#22671fi.403                           -2-


     Results for the fourth quarter of 2002 include a previously announced non-cash charge of $1.08 billion ($6.17 per share) to establish a valuation allowance against Federal and state deferred tax assets. The fourth quarter also included after-tax gains of $11.1 million (6 cents per share) resulting from asset sales and a net after-tax benefit of $1.4 million (1 cent per share) from rationalization actions.

     Fourth quarter 2001 results included a gain of $16.9 million (10 cents per share) on the sale of the specialty chemicals business, rationalization charges of $101.2 million (62 cents per share) and a charge of $18.6 million (11 cents per share) against cost of goods sold for a proactive tire replacement program. Equity in earnings of affiliates includes a charge of $24.0 million (15 cents per share) for a rationalization program at the company's South Pacific Tyres joint venture in Australia.

     Goodyear reported sales of $3.53 billion for the fourth quarter of 2002, up
1.7 percent from $3.47 billion during the prior-year period. Tire unit volume in 2002's fourth quarter was 53.6 million units, down from 54.5 million units in the 2001 period.

     Interest expense decreased 17.6 percent to $58.9 million from $71.5 million in the fourth quarter of 2001 due to lower interest rates and lower average debt compared to the prior-year period. Depreciation and amortization expense was $151.5 million in the fourth quarter of 2002, versus $159.6 million in the 2001 period. Capital expenditures increased in the fourth quarter of 2002, to $164.6 million compared with $119.5 million in the 2001 period.

YEAR-END RESULTS
     Goodyear's net loss for 2002 was $1.1 billion ($6.62 per share). For 2001, the company had a net loss of $203.6 million ($1.27 per share).

     The 2002 results include the non-cash tax valuation allowance charge of $1.08 billion or $6.17 per share ($6.48 per share on a year-to-date basis), a net after-tax gain of $22.0 million (13 cents per share) resulting from asset sales and net after-tax charges of $8.8 million (5 cents per share) from rationalization actions.

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#22671fi.403                          -3-


     The 2001 results include net after-tax rationalization charges totaling $158.3 million (99 cents per share), and an after-tax gain of $30.8 million (19 cents per share) resulting from the sale of assets. Also included were the previously described charges of $18.6 million (11 cents per share) against cost of goods sold for a proactive tire replacement program, as well as the charge of $24 million (15 cents per share) against equity in earnings of affiliates for restructuring at the company's South Pacific Tyres affiliate in Australia.

     Net sales for 2002 were $13.9 billion, down 2.1 percent from $14.1 billion in 2001. Tire volume was 214.3 million units, down 5.0 million units or 2.3 percent for the year. Goodyear estimates that currency movements negatively affected sales by approximately $74.0 million in 2002, and decreased operating income by approximately $33.0 million.

     Revenue decreased in 2002 largely because of lower tire unit volume in North America, lower revenues as a result of the December 2001 sale of the specialty chemical business, and the effects of currency translation on international results. The specialty chemical business contributed approximately $127.0 million of sales in 2001.

     For the year, interest expense fell 17.5 percent to $241.3 million, versus $292.4 million for 2001. Depreciation and amortization expense was $602.8 million in 2002, compared to $636.7 million in the prior 12-month period. Capital expenditures for 2002 were $457.9 million, compared with $435.4 million in 2001.

BUSINESS SEGMENTS
     Fourth quarter operating income was $79.0 million in 2002, compared to $7.1 million in 2001. For the year, operating income increased 14.6 percent in 2002, to $420.3 million, compared to $366.7 million in 2001. Operating income does not reflect rationalizations and asset sales in 2002 and 2001.



NORTH AMERICAN TIRE                   FOURTH QUARTER                  TWELVE MONTHS
(in millions)                     2002             2001           2002              2001
Tire Units                          24.8             27.1           103.9            112.0
Sales                           $1,615.0         $1,742.7        $6,703.3         $7,152.3
Operating Income (Loss)            (33.6)           (44.5)          (35.5)           107.8
Margin                              (2.1)%           (2.6)%          (0.5)%            1.5%


     North American Tire's unit volume decreased 8.5 percent for the 2002 fourth quarter and 7.2 percent for the year.


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#22671fi.403                          -4-


     Shipments to original equipment customers decreased 3.1 percent for the quarter but increased 5.5 percent for the year, compared with 2001. Replacement volume fell 11.0 percent for the quarter and 12.5 percent for the year.

     Revenues for the 2002 fourth quarter and year decreased compared to 2001 due to reduced volume in the replacement market and fewer tire units delivered in connection with the 2001 Ford tire replacement program. Unfavorable product mix also negatively impacted sales for both periods compared to 2001.

     The Ford tire replacement program, which ended March 31, 2002, benefited the company in 2001 as well as the first quarter of 2002. During the fourth quarter of 2001, Goodyear supplied approximately one million tires for this program, with an operating income benefit of about $20.0 million. Goodyear supplied approximately five million tires for this program in 2001, with a benefit of about $95.0 million on operating income. In the first quarter of 2002, the company supplied approximately 500 thousand tires, with an operating income benefit of approximately $10.0 million.

     Operating losses were recorded for both the quarter and the year. Both periods were affected by lower production, higher plant operating expenses and increased compensation costs. Lower replacement sales volume, including the end of the Ford program, also had a negative impact on results. Operating income reflected a change in product mix toward lower-margin original equipment tires, as well as a $10.0 million charge related to the closure of Penske Automotive Centers in the United States in the first quarter of 2002. A decrease in raw material costs and reduced selling, administrative and general expenses had a favorable effect on income. The fourth quarter of 2001 included a pretax charge of $30.0 million associated with the previously mentioned proactive tire replacement program.



EUROPEAN UNION TIRE                  FOURTH QUARTER                    TWELVE MONTHS
(in millions)                     2002             2001           2002              2001
Tire Units                        16.2             15.5              61.5             61.1
Sales                           $916.4           $798.3          $3,314.9         $3,128.0
Operating Income                  21.3              5.1             102.6             57.2
Margin                             2.3%             0.6%              3.1%             1.8%



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#22671fi.403                           -5-


     European Union Tire's unit volume in 2002's fourth quarter was up 4.5 percent from 2001. Replacement volume increased 4.7 percent, while shipments to original equipment customers were up 4.3 percent. For the year, volume was up
0.6 percent with replacement units down 0.9 percent and shipments to original equipment customers up 3.8 percent.

     Sales increased in the fourth quarter primarily due to the favorable impact of currency translation as well as higher volume. Full-year revenues benefited from currency translation, volume, improved pricing and product mix.

     Operating income increased during the quarter and year due primarily to higher volume, lower raw material costs, cost reduction programs and the impact of currency translation.


EASTERN EUROPE, AFRICA,               FOURTH QUARTER                   TWELVE MONTHS
MIDDLE EAST TIRE
(in millions)                     2002            2001            2002              2001
Tire Units                         4.4              3.7            16.1             14.0
Sales                           $228.1           $180.1          $807.1           $703.1
Operating Income                  29.3              4.6            91.9             20.2
Margin                            12.8%             2.6%           11.4%             2.9%



     Eastern Europe, Africa and Middle East Tire's volume in 2002's fourth quarter was up 18.6 percent from 2001. For the year, volume was up 15.5 percent. Replacement volume increased 20.0 percent for both the quarter and the full year. Shipments to original equipment customers increased 11.6 percent for the quarter, but fell 2.0 percent for the year.

     Sales increased from 2001 for both the quarter and the year due to higher replacement volume and improved pricing. Currency adversely impacted revenue for the year.

     Operating income increased significantly for both the quarter and the year due to cost reduction programs, higher levels of plant utilization, a change in product mix to higher-margin replacement tires, higher replacement volume and the impact of currency translation. Lower raw material costs also had a positive impact on operating income for the full-year period.


LATIN AMERICAN TIRE                  FOURTH QUARTER                    TWELVE MONTHS
(in millions)                     2002            2001            2002              2001
Tire Units                         4.9              5.2            19.9              20.0
Sales                           $228.0           $257.8          $947.6          $1,012.6
Operating Income                  27.2             28.3           102.4              89.8
Margin                            11.9%            11.0%           10.8%              8.9%



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#22671fi.403                           -6-


     Latin American Tire's volume decreased 3.6 percent from the 2001 fourth quarter and was down 0.3 percent for the year. Replacement volume decreased 1.9 percent for the quarter but was up 1.7 percent for the 12 months. Shipments to original equipment customers were down 8.3 percent for the quarter and 4.7 percent for the year.

     Sales decreased in both 2002 periods as a result of currency translation. Sales were favorably impacted by price increases and improved product mix.

     Operating income decreased in the quarter largely due to currency translation. For the full year, income benefited from pricing, product mix and lower raw material costs.


ASIA TIRE                            FOURTH QUARTER                    TWELVE MONTHS
(in millions)                     2002            2001            2002              2001
Tire Units                         3.3              3.0            12.9             12.2
Sales                           $138.7           $123.7          $531.7           $493.9
Operating Income                  12.3              4.2            43.9             19.9
Margin                             8.9%             3.4%            8.3%             4.0%


     Asia Tire's unit volume was up 8.5 percent from the 2001 fourth quarter period and increased 5.5 percent for the year. Replacement volume was up 3.0 percent for the quarter and 3.6 percent for the 12 months. Shipments to original equipment customers were up 23.4 percent for the quarter and 10.5 percent for the year.

     Sales increased in both periods compared to 2001 due primarily to higher overall volume and improved selling prices for replacement tires.

     Operating income increased substantially in both periods from 2001 due to improved volume and cost reduction programs. Lower raw material costs also had a positive impact on results for the year.


ENGINEERED PRODUCTS                  FOURTH QUARTER                    TWELVE MONTHS
(in millions)                     2002            2001            2002              2001
Sales                           $265.0           $254.6          $1,126.5         $1,122.3
Operating Income (Loss)            7.6             (5.1)             45.6             11.6
Margin                             2.9%            (2.0)%             4.0%             1.0%


     Engineered Products' sales in 2002's fourth quarter and 12 months increased from 2001 due largely to strong demand for military and custom products. Operating income increased significantly due to improved productivity, volume and cost containment programs.



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#22671fi.403                           -7-


CHEMICAL PRODUCTS                   FOURTH QUARTER                     TWELVE MONTHS
(in millions)                     2002            2001            2002              2001
Sales                           $279.7           $213.2          $937.9           $1,037.3
Operating Income                  14.9             14.5            69.4               60.2
Margin                             5.3%             6.8%            7.4%               5.8%


     Chemical Products' sales increased for the quarter due to higher volume and pricing related to higher raw material costs, but decreased for the year due to lower selling prices. Operating income for both periods increased due to higher volume and cost reduction measures. Both periods were adversely impacted due to the sale of the specialty chemicals business in December 2001.

     Goodyear will hold an investor conference call at 10 a.m. EST today. Prior to the commencement of the call, Goodyear will post the financial and other statistical information that will be presented, on its investor relations Web site: www.goodyear.com/investor.

     Participating in the conference call with Keegan will be Robert W. Tieken, executive vice president and chief financial officer. They will review Goodyear's fourth quarter results and the new bank credit agreements.

     Shareholders, members of the media, and other interested persons may access the conference call on the Web site or via telephone by calling (706) 634-5954 before 9:55 a.m. today. A taped replay of the conference call will be available at 2 p.m. by calling (706) 645-9291 and entering access code 9550124. The call replay will also remain available on the Web site.

     Goodyear is the world's largest tire company. The company manufactures tires, engineered rubber products and chemicals in more than 90 facilities in 28 countries. It has marketing operations in almost every country around the world. Goodyear employs about 92,000 people worldwide.

     Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various economic, financial and industry factors including without limitation the company's ability to implement its cost-cutting plans and achieve its sales targets. Additional factors that may cause actual results to differ materially from those indicated by such forward-looking statements are discussed in the company's Form 10-K for the year ended Dec. 31, 2002 which is on file with the Securities and Exchange Commission. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

(financial statements follow)    (more)



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#22671fi.403                          -8-


THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME



(In millions, except per share)                   THREE MONTHS             TWELVE MONTHS
                                                 ENDED DEC. 31              ENDED DEC. 31
                                                 2002      2001             2002      2001
                                                  (unaudited)
NET SALES                                    $3,530.4   $3,472.6         $13,850.0  $14,147.2
Cost of Goods Sold                            2,910.5    2,927.5          11,313.9   11,619.5
Selling, Administrative and
   General Expense                              580.2      567.1           2,223.9    2,248.8
Rationalizations                                 (3.4)     127.8               8.6      206.8
Interest Expense                                 58.9       71.5             241.3      292.4
Other (Income) Expense                           (1.9)     (11.4)             25.8       11.8
Foreign Currency Exchange                         8.6       18.0             (10.2)       0.1
Equity in (Earnings) Loss of Affiliates           0.8       26.6               8.8       40.6
Minority Interest in
Net Income of Subsidiaries                       14.6      (19.4)             55.8        0.2
                                           -----------------------        --------------------
LOSS BEFORE INCOME TAXES                        (37.9)    (235.1)            (17.9)    (273.0)

United States and Foreign Taxes
   on Income (Loss)                           1,067.3      (61.1)          1,087.9      (69.4)
                                           -----------------------        --------------------
NET LOSS                                   $ (1,105.2)   $(174.0)        $(1,105.8)   $(203.6)
                                           =======================        ====================


PER SHARE OF COMMON STOCK - BASIC
NET LOSS                                     $   (6.30)   $ (1.07)         $  (6.62)    $(1.27)
                                           =======================        ====================


Average Shares Outstanding                      175.3      163.1             167.0      160.0

PER SHARE OF COMMON STOCK - DILUTED
NET LOSS                                     $  (6.30)    $ (1.07)         $  (6.62)    $(1.27)
                                            =====================         ====================

Average Shares Outstanding                      175.3      163.1             167.0      160.0






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#22671fi.403                           -9-


THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET


(In millions)                                                                   DEC. 31      DEC. 31
ASSETS                                                                           2002         2001

CURRENT ASSETS:
Cash and Cash Equivalents                                                     $   923.0    $   959.4
Short Term Securities                                                              24.3         --
Accounts and Notes Receivable, less allowance - $99.9 ($84.9 in 2001)           1,459.7      1,475.3
Inventories
     Raw Materials                                                                451.0        398.8
     Work in Process                                                              100.0        112.5
     Finished Product                                                           1,820.6      1,869.6
                                                                             -----------------------
                                                                                2,371.6      2,380.9

 Prepaid Expenses and Other Current Assets                                        448.1        448.6
                                                                             -----------------------
TOTAL CURRENT ASSETS                                                            5,226.7      5,264.2

Long Term Accounts and Notes Receivable                                           236.3        132.3
Investments in Affiliates                                                         141.7        101.2
Other Assets                                                                      254.9        251.9
Goodwill and Other Intangible Assets                                              768.7        706.3
Deferred Income Taxes                                                             207.5        924.7
Prepaid and Deferred Pension Cost                                                 913.4      1,021.5
Deferred Charges                                                                  205.1        215.3
Properties and Plants,
  Less Accumulated Depreciation -  $6,571.6 ($6,058.2 in 2001)                  5,192.3      5,166.0
                                                                             -----------------------
TOTAL ASSETS                                                                  $13,146.6    $13,783.4
                                                                             =======================

LIABILITIES
CURRENT LIABILITIES:
Accounts Payable - Trade                                                      $ 1,502.2    $ 1,359.2
Compensation and Benefits                                                         961.2        897.2
Other Current Liabilities                                                         481.6        479.6
United States and Foreign Taxes                                                   473.2        347.7
Notes Payable                                                                     283.4        255.0
Long Term Debt due within One Year                                                369.8        109.7
                                                                             -----------------------
TOTAL CURRENT LIABILITIES                                                       4,071.4      3,448.4

Long Term Debt and Capital Leases                                               2,989.0      3,203.6
Compensation and Benefits                                                       4,194.2      2,848.9
Other Long Term Liabilities                                                       501.2        630.9
Minority Equity in Subsidiaries                                                   740.2        787.6
                                                                             -----------------------
TOTAL LIABILITIES                                                              12,496.0     10,919.4
Commitments and Contingent Liabilities

SHAREHOLDERS' EQUITY
Preferred Stock, no par value:
  Authorized 50 shares, unissued                                                   --           --
Common Stock, no par value:
  Authorized 300 shares
  Outstanding Shares - 175.3 (163.2 in 2001)
    After Deducting 20.4 Treasury Shares (32.5 in 2001)                           175.3        163.2
Capital Surplus                                                                 1,390.3      1,245.4
Retained Earnings                                                               2,007.1      3,192.7
Accumulated Other Comprehensive Income                                         (2,922.1)    (1,737.3)
                                                                             -----------------------
TOTAL SHAREHOLDERS' EQUITY                                                        650.6      2,864.0
                                                                             -----------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                    $13,146.6    $13,783.4
                                                                             =======================


                                       -0-